The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Subject to Completion
Preliminary Pricing Supplement dated March 7, 2021
Preliminary Pricing Supplement (To Prospectus dated August 1, 2019, the Prospectus Supplement dated August 1, 2019 and the Prospectus Supplement Addendum dated February 18, 2021)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-232144
US$
Callable Capital At-Risk Steepener Notes Due September 25, 2023 Linked to the Spread
between the 30-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate
Issuer:	Barclays Bank PLC	Series:	Global Medium-Term Notes, Series A
Principal Amount:	US$	Issue Price:	100%
Original Trade Date(*):	March 21, 2022	Final Valuation Date:	September 21, 2023
Original Issue Date:	March 23, 2022	Maturity Date:	September 25, 2023, subject to Redemption at the Option of the Issuer
Reference Rate:
The 30-Year U.S. Dollar SOFR ICE Swap Rate minus the 2-Year U.S. Dollar SOFR ICE Swap Rate (the “Swap Rate Spread”), each as determined on the relevant swap business day (as defined below). Each of the 30-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate are sometimes referred to herein as a “Swap Rate” and together as the “Swap Rates.”  See “Overview of the Swap Rates and the Swap Rate Spread” herein for information about the manner in which each Swap Rate will be determined.

Payment at Maturity:
●
If the Final Reference Rate is equal to or greater than the Barrier Swap Rate, you will receive a cash payment on the Maturity Date of $1,000 per $1,000 principal amount Note.
●
If the Final Reference Rate is less than the Barrier Swap Rate, you will receive a cash payment on the Maturity Date per $1,000 principal amount Note calculated as follows:
$1,000 + ($1,000 × (100 × [Final Reference Rate — Barrier Swap Rate]))
If the Final Reference Rate is less than the Barrier Swap Rate, you will lose 1% of the principal amount of your Notes for every 0.01% that the Final Reference Rate is less than the Barrier Swap Rate. For example, assuming the Barrier Swap Rate is set to equal 0.00%, if the Swap Rate Spread were to decline to a Final Reference Rate of -1.000%, you would lose your entire principal amount at maturity. An investment in the Notes is highly risky.
Any payment on the Notes is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Factors” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

Final Reference Rate:	The Reference Rate on the Final Valuation Date
Barrier Swap Rate:	The Barrier Swap Rate will be determined on the Trade Date but will not be greater than 0.00% per annum.
Consent to U.K. Bail-in Power:
Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-5 of this pricing supplement.

[Terms of the Notes continue on the following page]
Price to Public (1) Agent’s Commission (2) Proceeds to Barclays Bank PLC Per Note 100% 4.00% 96.00% Total $ $ $
(1) Our estimated value of the Notes on the Original Trade Date, based on our internal pricing models, is expected to be between $860.00 and $915.00 per Note. The estimated value is expected to be less than the initial issue price of the Notes.  See “Additional Information Regarding Our Estimated Value of the Notes” below.
(2) Barclays Capital Inc. will receive commissions from the Issuer of up to $40.00 per $1,000 principal amount. Barclays Capital Inc. will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to other dealers. The actual commission received by Barclays Capital Inc. will be equal to the selling concession paid to such dealers.
Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-7 of the prospectus supplement and “Selected Risk Factors” beginning on page PS-10 of this pricing supplement.
The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of either Barclays PLC or Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Interest Rate:
For each Interest Period, the interest rate per annum will be determined as follows:
●
If, on the relevant Interest Determination Date, the Swap Rate Spread is equal to or greater than the Barrier Swap Rate: 20.00% per annum
●
If, on the relevant Interest Determination Date, the Swap Rate Spread is less than the Barrier Swap Rate: 0.00% per annum

Interest Period:
The initial Interest Period will begin on, and include, the Original Issue Date and end on, but exclude, the first Interest Payment Date. Each subsequent Interest Period will begin on, and include, the Interest Payment Date for the immediately preceding Interest Period and end on, but exclude, the next following Interest Payment Date. The final Interest Period will end on, but exclude, the Maturity Date.

Interest Payment Amount:
For each Interest Period, the interest payment amount per $1,000 principal amount Note will be calculated as follows:
$1,000 × Interest Rate × (days in Interest Period/360)
where the number of days in the Interest Period will be based on a 30/360 Day Count Convention.

Interest Determination Dates:	Two swap business days prior to the related Interest Payment Date; provided however, the Interest Determination Date occuring in September 2023 will be the Final Valuation Date.
Interest Payment Dates:	Payable monthly in arrears on the 23rd day of each month, commencing on April 23, 2022 and ending on the Maturity Date (or Early Redemption Date, if applicable).
Business Day Convention:	Following, unadjusted
Redemption at the Option of the Issuer:
We may redeem your Notes, in whole or in part, at the Redemption Price set forth below on any Interest Payment Date, commencing on September 23, 2022, provided we give at least five Business Days’ prior written notice to the trustee. If we exercise our redemption option, the Interest Payment Date on which we so exercise will be referred to as the “Early Redemption Date”.

Redemption Price:
If we exercise our redemption option, you will receive on the Early Redemption Date 100% of the principal amount together with any accrued and unpaid interest to but excluding the Early Redemption Date.

Business Day:
A Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation, or executive order to be closed.

Swap Business Day:
A swap business day means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Denominations:	Minimum denominations of US$1,000 and integral multiples of US$1,000 thereafter.
Settlement:	DTC; Book-entry; Transferable.
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06748XKH3 / US06748XKH34
(*) For the avoidance of doubt, the Original Trade Date is also referred to as the “Pricing Date” in this pricing supplement.

You should read this pricing supplement together with the prospectus dated August 1, 2019, as supplemented by the documents listed below relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
●	Prospectus dated August 1, 2019:
http://www.sec.gov/Archives/edgar/data/312070/000119312519210880/d756086d424b3.htm
●	Prospectus Supplement dated August 1, 2019:
http://www.sec.gov/Archives/edgar/data/312070/000095010319010190/dp110493_424b2-prosupp.htm
●	Prospectus Supplement Addendum dated February 18, 2021:
http://www.sec.gov/Archives/edgar/data/312070/000095010321002483/dp146316_424b3.htm
Our SEC file number is 1-10257. As used in this term sheet, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.
You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES
The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public (the “Pricing Date”) based on prevailing market conditions on or prior to the Pricing Date and will be communicated to investors either orally or in a final pricing supplement.
Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Pricing Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.
Our estimated value of the Notes on the Pricing Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is a result of several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees (including any structuring or other distribution related fees) to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.
Our estimated value on the Pricing Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately six months after the Original Issue Date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
We urge you to read “Selected Risk Factors” beginning on PS-10 of this pricing supplement.

CONSENT TO U.K. BAIL-IN POWER
Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.
Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in the respect of that entity.
The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes such shares, securities or obligations); (iii) the cancellation of the Notes; and/or (iv) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.
For more information, please see “Selected Risk Factors—Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.
The preceding discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

SELECTED PURCHASE CONSIDERATIONS
The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:
♦	You do not seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income.
♦
You understand and accept that any positive return on the Notes will be limited to the contingent interest payments, which are based on the predetermined Interest Rate and further depend on the performance of Swap Rate Spread, as observed on each Interest Determination Date relative to the Barrier Swap Rate.

♦
You understand and accept the risks that the interest payable with respect to any Interest Period will be zero in the event the Swap Rate Spread on the related Interest Determination Date is less than the Barrier Swap Rate, and accordingly, you may not receive any interest payments throughout the term of the Notes.

♦
You anticipate that the Final Reference Rate will be greater than the Barrier Swap Rate, and you are willing and able to accept the risk that, if the Final Reference Rate is less than the Barrier Swap Rate, you will lose 1% of your principal amount for every 0.01% that the Final Reference Rate is less than the Barrier Swap Rate. Accordingly, in this scenario, the Notes will be fully exposed to the negative Swap Rate Spread on a leveraged basis, and you can tolerate this potential loss on your investment. You further understand and accept the risk that if the Final Reference Rate is equal to or less than  -1.00% (assuming the Barrier Swap Rate is set to equal 0.00%), you will lose your entire principal amount at maturity.

♦	You are willing and able to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.
♦
You are familiar with the Swap Rates and the Swap Rate Spread and understand the factors that influence the Swap Rates, the Swap Rate Spread and interest rates generally, and you understand and are willing to accept the risks associated with the Swap Rates and the Swap Rate Spread.

♦
You are willing to accept the risk that we may, in our sole discretion, redeem the Notes prior to scheduled maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield.

♦
You are willing and able to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments under the Notes and understand that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you under the Notes, including any repayment of principal.

The Notes may not be a suitable investment for you if any of the following statements are true:
♦
You seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income, and you are unwilling or unable to accept the risk that the Interest Rate for any or all Interest Periods may be zero.

♦	You do not anticipate that the Swap Rate Spread will remain above the Barrier Swap Rate on one or more of the Interest Determination Dates or on the Final Valuation Date.
♦
You seek an investment that provides for the full repayment of principal at maturity, and you are unwilling or unable to accept the risk that, if the Final Reference Rate is less than the Barrier Swap Rate, you will lose 1% of your principal amount for every 0.01% that the Final Reference Rate is less than the Barrier Swap Rate.

♦	You are unable or unwilling to hold the Notes to maturity, or you seek an investment for which there will be an active secondary market.
♦
You are not familiar with the Swap Rates or the Swap Rate Spread, you do not understand the factors that influence the Swap Rates, the Swap Rate Spread or interest rates generally, and/or you do not understand or are not willing to accept the risks associated with the Swap Rates or the Swap Rate Spread.

♦	You are unwilling or unable to accept the risk that we may redeem the Notes prior to scheduled maturity.
♦	You are not willing or are unable to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments due to you under the Notes, including any repayment of principal.
♦	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.
YOU MUST RELY ON YOUR OWN EVALUATION OF THE MERITS OF AN INVESTMENT IN THE NOTES. YOU SHOULD REACH A DECISION WHETHER TO INVEST IN THE NOTES AFTER CAREFULLY CONSIDERING, WITH YOUR ADVISORS, THE SUITABILITY OF THE NOTES IN LIGHT OF YOUR INVESTMENT OBJECTIVES AND THE SPECIFIC INFORMATION SET FORTH IN THIS PRICING SUPPLEMENT, THE PROSPECTUS AND THE PROSPECTUS SUPPLEMENT. NEITHER THE ISSUER NOR BARCLAYS CAPITAL INC. MAKES ANY RECOMMENDATION AS TO THE SUITABILITY OF THE NOTES FOR INVESTMENT.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON THE NOTES
The examples and table below illustrate the various payments you may receive on the Notes in a number of different hypothetical scenarios. These examples are only hypothetical and do not indicate the actual payments or return you will receive on the Notes (if any). The examples and table below assume that the Notes are held until maturity and do not take into account the tax consequences of an investment in the Notes. The numbers appearing in the following examples and table below may have been rounded for ease of analysis.
For purposes of these examples, we assume that the Notes are not being redeemed prior to maturity pursuant to the Redemption at the Option of the Issuer provisions described above. If we exercise our redemption option, you will receive on the Early Redemption Date the Redemption Price applicable to that Early Redemption Date, calculated as described above.  No additional payments will be due after the Early Redemption Date.
The examples and table set forth below further assume the Swap Rates and Swap Rate Spreads as set forth below and a hypothetical Barrier Swap Rate of 0.00%. The actual Barrier Swap Rate will be determined on the Original Trade Date and will not be greater than 0.00%.  For information about recent levels of the Swap Rates and Swap Rate Spread, please see “Overview of the Swap Rates and the Swap Rate Spread—Historical Performance of the Swap Rates and the Swap Rate Spread” in this pricing supplement; however, future performance of the Swap Rates and the Swap Rate Spread may differ significantly from historical performance. The hypothetical Swap Rates and Swap Rate Spread values as of the Interest Determination Dates and the Final Valuation Date in the examples and table below have been chosen for illustrative purposes only and may not represent actual likely Swap Rates and Swap Rate Spread values that will be relevant for calculating any payments on the Notes.
Hypothetical Interest Rate Determinations and Interest Payment Calculations
As described above, the effective interest rate per annum for amounts payable (if any) on each Interest Payment Date will be determined in accordance with the information set forth on the cover of this pricing supplement.  The following illustrates the process by which the Interest Rate and interest payment amount are determined for any such Interest Periods.
Step 1: Determine the applicable Interest Rate for each Interest Period
For each Interest Determination Date, the Swap Rates are observed, the Swap Rate Spread is determined, and then the Swap Rate Spread is evaluated relative to the Barrier Swap Rate (that is, whether the Swap Rate Spread on the Interest Determination Date is equal to or greater than the Barrier Swap Rate).  For each Interest Period, the interest rate per annum will be determined as follows:
•   If, on the relevant Interest Determination Date, the Swap Rate Spread is equal to or greater than the Barrier Swap Rate, the Interest Rate will equal 20.00% per annum.
•   If, on the relevant Interest Determination Date, the Swap Rate Spread is less than the Barrier Swap Rate, the Interest Rate will equal 0.00%, in which case no interest would be payable on the related Interest Payment Date.
The per annum Interest Rate for any and all Interest Periods could potentially be 0.00%.  See “Selected Risk Factors—Interest Payment Risk”.
Step 2: Calculate the interest payment amount payable for each Interest Payment Date
For each Interest Period, once the Calculation Agent has determined the applicable per annum Interest Rate, the Calculation Agent will calculate the interest payment amount per $1,000 principal amount Note as follows:
$1,000 × Interest Rate × (days in Interest Period/360)
where the number of days in the Interest Period will be based on a 30/360 Day Count Convention.
The following examples illustrate how the per annum Interest Rate and interest payment amounts would be calculated for any given Interest Payment Date. For the purposes of these examples, we have assumed that interest payments will be calculated using a 30/360 day count basis (such that the applicable day count fraction for the monthly interest payment for the Interest Period will be 30/360) and that the principal amount of the Notes is $1,000.
Example 1: If on the Interest Determination Date for the relevant Interest Period the value of the 30-Year U.S. Dollar SOFR ICE Swap is 3.000% and the 2-Year U.S. Dollar SOFR ICE Swap Rate is 2.000%, the Swap Rate Spread for the Interest

Period would be 1.000% (equal to the 30-Year U.S. Dollar SOFR ICE Swap minus the 2-Year U.S. Dollar SOFR ICE Swap Rate).
Because the Swap Rate Spread is equal to or greater than the Barrier Swap Rate, the Interest Rate will equal 20.00% per annum.  You would receive an interest payment of $16.67 per $1,000 principal amount of Notes on the related Interest Payment Date, calculated as follows:
$1,000 × Interest Rate × (days in Interest Period/360)
$1,000 × 20.00% × (30/360) = $16.67
Example 2: If on the Interest Determination Date for the relevant Interest Period the value of the 30-Year U.S. Dollar SOFR ICE Swap is 2.750% and the 2-Year U.S. Dollar SOFR ICE Swap Rate is 3.250%, the Swap Rate Spread for the Interest Period would be -0.500% (equal to the 30-Year U.S. Dollar SOFR ICE Swap minus the 2-Year U.S. Dollar SOFR ICE Swap Rate).
Because the Swap Rate Spread is less than the Barrier Swap Rate, the Interest Rate will equal 0.00%, and no interest would be payable on the related Interest Payment Date
What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Final Reference Rate?
The following table and examples illustrate the hypothetical payment at maturity and the hypothetical total return on the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The table and examples set forth below assume the Swap Rates and Final Reference Rates as set forth below and a hypothetical Barrier Swap Rate of 0.00%. The actual Final Reference Rate will be the Swap Rate Spread on the Final Valuation Date, and the actual Barrier Swap Rate will be determined on the Original Trade Date and will not be greater than 0.00%.
Hypothetical Final Reference Rate(1)	Payment at Maturity(2)	Total Return on the Notes(3)
-2.000%	$0.00	-100.00%
-1.500%	$0.00	-100.00%
-1.100%	$0.00	-100.00%
-1.000%	$0.00	-100.00%
-0.900%	$100.00	-90.00%
-0.800%	$200.00	-80.00%
-0.700%	$300.00	-70.00%
-0.600%	$400.00	-60.00%
-0.500%	$500.00	-50.00%
-0.400%	$600.00	-40.00%
-0.300%	$700.00	-30.00%
-0.200%	$800.00	-20.00%
-0.100%	$900.00	-10.00%
0.000%	$1,000.00	0.00%
0.100%	$1,000.00	0.00%
0.200%	$1,000.00	0.00%
0.300%	$1,000.00	0.00%
0.400%	$1,000.00	0.00%
0.500%	$1,000.00	0.00%
0.600%	$1,000.00	0.00%
0.700%	$1,000.00	0.00%
0.800%	$1,000.00	0.00%
0.900%	$1,000.00	0.00%
1.000%	$1,000.00	0.00%
(1)
Final Reference Rate = (30-Year U.S. Dollar SOFR ICE Swap minus 2-Year U.S. Dollar SOFR ICE Swap), where the 30-Year U.S. Dollar SOFR ICE Swap and 2-Year U.S. Dollar SOFR ICE Swap are each determined on the Final Valuation Date.

(2)	Per $1,000 principal amount Note; excluding any interest payment due and payable on the maturity date.
(3)	Excluding any interest payments that may have been paid during the term of the Notes.

Example 1:        If on the Final Valuation Date the value of the 30-Year U.S. Dollar SOFR ICE Swap is 2.500% and the 2-Year U.S. Dollar SOFR ICE Swap is 0.500%, the Final Reference Rate would be 2.000% (equal to the 30-Year U.S. Dollar SOFR ICE Swap minus the 2-Year U.S. Dollar SOFR ICE Swap). Because the Final Reference Rate is equal to or greater than the Barrier Swap Rate, the payment at maturity would equal $1,000 per $1,000 principal amount Note.
In this example, the total return on the Notes is 0.00%, excluding any interest payments that may have been paid during the term of the Notes.
Example 2:        If on the Final Valuation Date the value of the 30-Year U.S. Dollar SOFR ICE Swap is 3.100% and the 2-Year U.S. Dollar SOFR ICE Swap is 3.200%, the Final Reference Rate would be -0.100% (equal to the 30-Year U.S. Dollar SOFR ICE Swap minus the 2-Year U.S. Dollar SOFR ICE Swap). Because the Final Reference Rate is less than the Barrier Swap Rate, the payment at maturity would be calculated as follows per $1,000 principal amount Note:
$1,000 + ($1,000 × (100 × [Final Reference Rate — Barrier Swap Rate]))
$1,000 + ($1,000 × (100 × [-0.100% — 0.00%])) = $900.00
In this example, the total return on the Notes is -10.00%, excluding any interest payments that may have been paid during the term of the Notes.
Example 3:        If on the Final Valuation Date the value of the 30-Year U.S. Dollar SOFR ICE Swap is 2.100% and the 2-Year U.S. Dollar SOFR ICE Swap is 3.100%, the Final Reference Rate would be -1.000% (equal to the 30-Year U.S. Dollar SOFR ICE Swap minus the 2-Year U.S. Dollar SOFR ICE Swap). Because the Final Reference Rate is less than the Barrier Swap Rate, the payment at maturity would be calculated as follows per $1,000 principal amount Note:
$1,000 + ($1,000 × (100 × [Final Reference Rate — Barrier Swap Rate]))
$1,000 + ($1,000 × (100 × [-1.000% — 0.00%])) = $0.00
In this example, the total return on the Notes is -100.00%, excluding any interest payments that may have been paid during the term of the Notes.

SELECTED RISK FACTORS
An investment in the Notes involves significant risks. You should read the risks summarized below in connection with, and the risks summarized below are qualified by reference to, the risks described in more detail in the “Risk Factors” section beginning on page S-7 of the prospectus supplement. We urge you to consult your investment, legal, tax, accounting and other advisers and to invest in the Notes only after you and your advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances.
Risks Relating to the Notes Generally
●
You May Lose Some or All of Your Principal—The Notes differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount at maturity. If the Final Reference Rate is less than the Barrier Swap Rate, you will lose 1% of the principal amount of your Notes for every 0.01% that the Final Reference Rate is less than the Barrier Swap Rate. Accordingly, if the Final Swap Rate is less than the Barrier Swap Rate, the Notes will be fully exposed to the negative Swap Rate Spread on a leveraged basis, and you may lose a significant portion or all of your investment at maturity. For example, assuming the Barrier Swap Rate is set to equal 0.00%, if the Swap Rate Spread were to decline to a Final Reference Rate of -1.000%, while the absolute change in the Swap Rate Spread is only approximately 1.259% from the Swap Rate Spread as of the date of this pricing supplement, you would lose your entire principal amount at maturity.  An investment in the Notes is highly risky.

●
Potential Return Limited to the Interest Payments, If Any—The return on the Notes is limited to the interest payments that may be payable during the term of the Notes, which are based on the predetermined Interest Rate and further depend on the performance of Swap Rate Spread, as observed on each Interest Determination Date relative to the Barrier Swap Rate. The Interest Rate represents the maximum potential per annum rate of return on the Notes, and you will not directly participate in any increases in the Swap Rate Spread over the term of the Notes.

●
Interest Payment Risk—The Issuer will not necessarily make periodic interest payments on the Notes. Instead, the amount of interest payable on the Notes is dependent on the number of Interest Determination Dates on which that the Swap Rate Spread is equal to or greater than the Barrier Swap Rate before early redemption or maturity. If the Swap Rate Spread is less than the Barrier Swap Rate on any Interest Determination Date, you will not receive an interest payment on the related Interest Payment Date. It is further possible that you could receive no interest payments on your Notes throughout their entire term.

●
The Notes Will Be Subject to Redemption at Our Option-The term of your investment in the Notes may be limited to as short as approximately six months by the optional early redemption feature of the Notes. Any early redemption of the Notes will be at our sole discretion, without taking your interests into account. It is more likely that we will redeem the Notes if, at such time, the present value of the remaining payments payable on the Notes, based on the expected performance of the Swap Rate Spread, is likely to be greater than the present value of the payments payable on a conventional fixed-rate note of comparable maturity. On the other hand, it is less likely that we will redeem the Notes if, at such time, the present value of the remaining payments payable on the Notes, based on the expected performance of the Swap Rate Spread, is likely to be less than the present value of the payments payable on a conventional fixed-rate note of comparable maturity. In other words, we are more likely to redeem the Notes when the Notes are paying an above-market rate. If the Notes are redeemed prior to maturity, no further interest payments will be made on the Notes. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are redeemed prior to the Maturity Date.  In addition, our right to redeem the Notes may also adversely impact your ability to sell your Notes and the price at which they may be sold.

●
Suitability of the Notes for Investment— You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement and the prospectus. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

●
The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain—There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as prepaid financial contracts, as described below under “Tax Considerations.” If the IRS were successful in asserting an alternative treatment for the Notes, the tax consequences of the ownership and disposition of the Notes could be materially and adversely affected. In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.
Risks Relating to the Issuer
●
Issuer Credit Risk—The Notes are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Notes.

●
You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders or the beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Reference Rate
●
Payments on the Notes (If Any) Are Based on the Swap Rate Spread Relative to the Barrier Swap Rate as of the Interest Determination Dates and Final Valuation Date; the Swap Rate Spread May Narrow Significantly During the Term of the Notes and May Become Negative—The Swap Rate Spread may narrow significantly during the term of the Notes and may even become negative (meaning that the 30-Year U.S. Dollar SOFR ICE Swap is less than the 2-Year U.S. Dollar SOFR ICE Swap), as a result of the factors described under “The Swap Rate Spread Will Be Affected by a Number of Factors and May Be Volatile” below. If the Swap Rate Spread were to decline below the Barrier Swap Rate as of any Interest Determination Date, you would receive no interest payment on the related Interest Payment Date, and further, if the Swap Rate Spread were to decline below the Barrier Swap Rate as of the Final Valuation Date, you will lose some or all of your investment at maturity. You should not invest in the Notes if you do not understand the Swap Rates, the Swap Rate Spread or have no view on longer-term rates relative to shorter-term rates.

The Swap Rate Spread will narrow and may even become negative if (i) the 30-Year U.S. Dollar SOFR ICE Swap decreases or remains constant while the 2-Year U.S. Dollar SOFR ICE Swap increases or (ii) the 30-Year U.S. Dollar SOFR ICE Swap decreases while the 2-Year U.S. Dollar SOFR ICE Swap increases or remains constant. Further, even if the Swap Rates move in the same direction (i.e., both Swap Rates are increasing or decreasing at the same time), if (i) the 2-Year U.S. Dollar SOFR ICE Swap increases by more than the 30-Year U.S. Dollar SOFR ICE Swap increases or (ii) the 30-Year U.S. Dollar SOFR ICE Swap decreases by more than the 2-Year U.S. Dollar SOFR ICE Swap decreases, the Swap Rate Spread will narrow and could become negative. Any of these scenarios increases the likelihood that the Swap Rate Spread could narrow such that your payments on the Notes (if any) would be less than what would otherwise be payable on a conventional fixed-rate note of comparable maturity and may even result in a loss of some or all of your principal amount.
●
The Swap Rate Spread Will Be Affected by a Number of Factors and May Be Volatile—In normal market conditions, longer-term swap rates are typically greater than shorter-term swap rates. However, swap rates do not always exhibit this relationship and, at times, longer-term swap rates may be less than shorter-term swap rates.  Swap rate spreads have narrowed significantly in the recent past and could narrow further over the term of the Notes and may even become negative.

Although there is no single factor that determines the spread between swap rates of different maturities, swap rate spreads have historically tended to fall when short-term interest rates rise. Short-term interest rates are influenced by many complex factors, and it is impossible to predict their future performance. However, historically, short-term interest rates have been highly sensitive to the monetary policy of the Federal Reserve Board. If historical patterns hold, the Swap Rate Spread would likely decrease if the Federal Reserve Board pursues a policy of raising short-term interest rates.
Although the policies of the Federal Reserve Board have historically had a significant influence on short-term interest rates, short-term interest rates are affected by many factors and may increase even in the absence of a Federal Reserve Board policy to increase short-term interest rates. For example, short-term interest rates tend to rise when there is a worsening of general economic and credit conditions.
The Swap Rate Spread may decrease even in the absence of an increase in short-term interest rates because it, too, is influenced by many complex factors. For example, high demand for longer-dated U.S. treasury notes and bonds may cause the Swap Rate Spread to narrow even in the absence of an increase in short-term interest rates. Additional factors that may affect the Swap Rate Spread include, but are not limited to:
●	supply and demand for overnight U.S. Treasury repurchase agreements;
●	changes in, or perceptions about, the 30-Year U.S. Dollar SOFR ICE Swap and the 2-Year U.S. Dollar SOFR ICE Swap;
●	sentiment regarding underlying strength in the U.S. and global economies;
●	expectations regarding the level of price inflation;
●	sentiment regarding credit quality in the U.S. and global credit markets;
●	central bank policy regarding interest rates;
●	inflation and expectations concerning inflation;
●	performance of capital markets; and
●	any statements from public government officials regarding the cessation of the Swap Rates.
These and other factors may have a negative impact on the payments on the Notes (if any) and on the value of the Notes in the secondary market.  Additionally, these factors may cause volatility of the Reference Rate, and such volatility may adversely affect your return on the Notes.
●
The Reference Rate as of the Final Valuation Date May Be Less than the Reference Rate as of any Other Day during the Term of the Notes—The Final Reference Rate will be the Swap Rate Spread on the Final Valuation Date, and the payment at maturity (if any) will be based entirely on the Final Reference Rate relative to the Barrier Swap Rate. Therefore, if the Swap Rate Spread declines as of the Final Valuation Date, the payment at maturity may be significantly less than it would otherwise have been had the Final Reference Rate been determined at a time prior to such decline or after the Swap Rate Spread had recovered.

●
The Reference Rate as of Any Interest Determination Date May Be Less than the Reference Rate as of Any Other Day during the Term of the Notes—The Interest Rate for any Interest Period will be based entirely on the Reference Rate relative to the Barrier Swap Rate on the Interest Determination Date applicable to the relevant Interest Period. Therefore, even if the Reference Rate as of any day that is not the Interest Determination Date applicable to the relevant Interest Period is higher than the Reference Rate as of such Interest Determination Date, the amount of interest payable on the corresponding Interest Payment Date will not take into account that higher level.

●
The Historical Swap Rates and Swap Rate Spreads Are Not an Indication of Future Swap Rates or Swap Rate Spreads—In the past, swap rates have experienced significant fluctuations, causing widening and narrowing in the swap rate spreads. Historical swap rates and swap rate spreads, fluctuations and trends are not necessarily indicative of future swap rates or swap rate spreads. Any historical upward or downward trend in swap rates  are not an indication that the Swap Rates are more or less likely to increase or decrease at any time during the term of the Notes, and you should not take the historical swap rates as an indication of future Swap Rates or the Swap Rate Spread.

●
The Swap Rates and SOFR Have Limited Histories and Future Performance Cannot Be Predicted Based on Historical Performance—The publication of the Swap Rates began in November 2021, and, therefore, they have a limited history. ICE Benchmark Administration (“IBA”) launched the Swap Rates for use as a reference rate for financial instruments in order to aid the market’s transition to SOFR and away from the U.S. dollar London Interbank Offered Rate (“LIBOR”). However, the composition and characteristics of SOFR differ from those of LIBOR in material respects, and the historical performance of LIBOR and swap rates published by IBA that reference LIBOR (“LIBOR ICE Swap Rates”) will have no bearing on the performance of SOFR or the Swap Rates.

In addition, the publication of SOFR began in April 2018, and, therefore, it has a limited history. The future performance of the Swap Rates and SOFR cannot be predicted based on the limited historical performance. The levels of the Swap Rates and SOFR during the term of the Notes may bear little or no relation to the historical actual or historical indicative data. Prior observed patterns, if any, in the behavior of market variables and their relation to the Swap Rates and SOFR, such as correlations, may change in the future. While some pre-publication historical SOFR data has been released by the Federal Reserve Bank of New York (“FRBNY”), production of such historical indicative SOFR data inherently involves assumptions, estimates and approximations.
No future performance of the Swap Rates or SOFR may be inferred from any of the historical actual or historical indicative SOFR data. Hypothetical or historical performance data are not indicative of, and have no bearing on, the potential performance of the Swap Rates or SOFR. Changes in the levels of SOFR will affect the Swap Rates and, therefore, the return on the Notes and the trading price of the Notes, but it is impossible to predict whether such levels will rise or fall. There can be no assurance that SOFR or the Swap Rate Spread will be positive.
●
Any Failure of SOFR to Maintain Market Acceptance Could Adversely Affect the Notes—SOFR may fail to maintain market acceptance. SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to LIBOR in part because it is considered a good representation of general funding conditions in the overnight U.S. Treasury repurchase agreement market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants would not consider SOFR a suitable substitute, replacement or successor for all of the purposes for which LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen market acceptance of SOFR. Further, other index providers are developing products that are perceived as competing with SOFR. It is possible that market participants will prefer one of these competing products and that such competing products may become more widely accepted in the marketplace than SOFR. To the extent market acceptance for SOFR as a benchmark for floating-rate notes declines, the return on and value of the Notes and the price at which investors can sell the Notes in the secondary market could be adversely affected. Investors in Notes linked to SOFR or a SOFR-based swap rate may not be able to sell those Notes at all or may not be able to sell those Notes at prices that will provide them with a yield comparable to similar investments that continue to have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

●
There Is No Guarantee that the Swap Rates Will Be a Comparable Substitute, Successor or Replacement for LIBOR ICE Swap Rates—In November 2021, IBA launched the Swap Rates for use as a reference rate for financial instruments in order to aid the market’s transition to SOFR and away from LIBOR. Both the Swap Rates and LIBOR ICE Swap Rates are determined by reference to interest rate swaps that reference a specified floating rate. However, the composition and characteristics of SOFR are not the same as those of LIBOR. SOFR is a broad Treasury repo financing rate that represents overnight secured funding transactions and is not the economic equivalent of LIBOR. While SOFR is a secured rate, LIBOR is an unsecured rate, and while SOFR is an overnight rate, LIBOR represents interbank funding for a specified term. As a result, there can be no assurance that SOFR will perform in the same way as LIBOR would have at any time, including, without limitation, as a result of changes in interest and yield rates in the market, bank credit risk, market volatility or global or regional economic, financial, political, regulatory, judicial or other events. For example, since publication of SOFR began on April 3, 2018, daily changes in SOFR have, on occasion, been more volatile than daily changes in comparable benchmark or other market rates. For the same reasons, there is no guarantee that the Swap Rates will be a comparable substitute, successor or replacement for LIBOR ICE Swap Rates.
●
The Swap Rates and the Manner in Which They Are Calculated May Change in the Future—Interest rates and indices that are deemed to be “benchmarks,” including those in widespread and long-standing use, have been the subject of recent international, national and other regulatory scrutiny and initiatives and proposals for reform. Some of these reforms are already effective while others are still to be implemented or are under consideration. There can be no assurance that the method by which the Swap Rates are calculated will continue in current form. Any changes in the method of calculation could have a negative impact on any payments on the Notes and on the value of the Notes in the secondary market.

●
The Administrator of SOFR May Make Changes that Could Adversely Affect the Level of SOFR or Discontinue SOFR and Has No Obligation to Consider Your Interest in Doing So—The FRBNY (or a successor), as administrator of SOFR, may make methodological or other changes that could change the value of SOFR, including changes related to the method by which SOFR is calculated, eligibility criteria applicable to the transactions used to calculate SOFR, or timing related to the publication of SOFR. In addition, the administrator may alter, discontinue or suspend calculation or dissemination of SOFR. The administrator has no obligation to consider your interests in calculating, adjusting, converting, revising or discontinuing SOFR. These changes may result in a modified calculation method for the Swap Rates, which could negatively impact any payments on the Notes and trading prices of the Notes.

●
The Swap Rates May Be Calculated by the Calculation Agent in Its Sole Discretion—If a Swap Rate is not displayed by approximately 11:00 a.m. New York City time on the Designated Swap Rate Page on any day on which the Swap Rate is to be determined and there has been no Benchmark Transition Event, then the affected Swap Rate on that day will be determined by the Calculation Agent, after consulting such sources as it deems comparable to the Designated Swap Rate Page, or any source it deems reasonable from which to estimate the affected Swap Rate, in its sole discretion. In addition, if a Benchmark Transition Event occurs and the Calculation Agent determines that there is no such Alternative Swap Rate as of any Interest Determination Date or the Final Valuation Date, then the Calculation Agent, after consulting such sources as it deems comparable to the Designated Swap Rate Page, or any source it deems reasonable from which to estimate the affected Swap Rate, will determine the affected Swap Rate for that day in its sole discretion. The Swap Rate determined in this manner and used in the determination of the related interest payment may be different from the Swap Rate that would have been published on the Designated Swap Rate Page and may be different from other published rates, or other estimated rates, of the affected Swap Rate, and the Calculation Agent will have no obligation to consider your interests as an investor in the Notes in making any such determination.

●
The Swap Rates May Be Replaced by Successors or Substitute Rates and/or Be Modified by an Adjustment Formula—If the Calculation Agent determines that a Benchmark Transition Event has occurred on or prior to any Interest Determination Date or the Final Valuation Date with respect to a Swap Rate, then the Swap Rate will be determined by reference to a different base rate (modified by an Adjustment Formula), which we refer to as an “Alternative Swap Rate,” as further described under “Overview of the Swap Rates and the Swap Rate Spread—Swap Rate Fall Back Provisions” in this pricing supplement. An “Adjustment Formula” is a formula or methodology (including but not limited to a multiplier and/or a spread or formula or methodology for calculating a multiplier and/or spread) that the Calculation Agent determines is required to be applied in order to reduce or eliminate, to the extent reasonably practicable in the circumstances, any economic prejudice or benefit (as applicable) to holders of the Notes as a result of the Benchmark Transition Event. Under such circumstances, the Calculation Agent may also specify changes to the terms of the Notes as further described under “Overview of the Swap Rates and the Swap Rate Spread—Swap Rate Fall Back Provisions” in this pricing supplement. The selection of an Alternative Swap Rate, and any decisions, determinations or elections made by us or the Calculation Agent in accordance with the swap rate fallback provisions could result in adverse consequences to the Reference Rate on the applicable Interest Determination Date or Final Valuation Date, which could adversely affect the return on and the market value of the Notes. Further, there is no assurance that the characteristics of any Alternative Swap Rate will be similar to the Swap Rate it replaces, or that any Alternative Swap Rate will produce the economic equivalent of the Swap Rate it replaces. No assurance can be provided that the occurrence of a Benchmark Transition Event will not result in economic prejudice to holders of the Notes.

Risks Relating to Conflict of Interest
●
We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest— We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Swap Rates. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.
In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.
In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Swap Rates, calculate the Swap Rate Spread and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, such as determining a Swap Rate when that Swap Rate is otherwise unavailable, as described under the risk factor titled “The Swap Rates May Be Calculated by the Calculation Agent in Its Sole Discretion” above. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.
Risks Relating to the Estimated Value of the Notes and the Secondary Market
●
The Estimated Value of Your Notes Is Expected to Be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Pricing Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees (including any structuring or other distribution related fees) to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

●
The Estimated Value of Your Notes Might Be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Pricing Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

●
The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Pricing Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

●
The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Lower Than the Initial Issue Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

●
The Temporary Price at Which We May Initially Buy the Notes in the Secondary Market and the Value We May Initially Use for Customer Account Statements, if We Provide Any Customer Account Statements at All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Pricing Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the Original Issue Date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

●
Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

●
The Market Price of the Notes Will Be Influenced By Many Unpredictable Factors— In addition to the Swap Rate Spread on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

●	the volatility (frequency and magnitude of changes in value) of the Swap Rate Spread;
●	correlation (or lack of correlation) of the 30-Year U.S. Dollar SOFR ICE Swap and the 2-Year U.S. Dollar SOFR ICE Swap,
●	interest and yield rates in the market;
●	time remaining until the Notes mature;
●	supply and demand for the Notes;
●	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the Swap Rate Spread; and

●	any actual or anticipated changes in our credit ratings or credit spreads.
OVERVIEW OF THE SWAP RATES AND THE SWAP RATE SPREAD
The Swap Rate Spread
The Swap Rate Spread for any swap business day is the 30-Year U.S. Dollar SOFR ICE Swap Rate minus the 2-Year U.S. Dollar SOFR ICE Swap Rate, each as determined on that swap business day.
The Swap Rates
The 30-Year U.S. Dollar SOFR ICE Swap Rate (also referred to as a “Swap Rate” herein) is, on any swap business day, the fixed rate of interest payable on a U.S. dollar interest rate swap with a 30-year maturity that references SOFR (compounded in arrears for twelve months using standard market conventions), as reported on Bloomberg Screen USISSO30 Page (or such other page as may replace that page on such service, the “Designated Swap Rate Page”) as of approximately 11:00 a.m. New York City time on that swap business day, as determined by the Calculation Agent.
The 30-Year U.S. Dollar SOFR ICE Swap Rate is a “constant maturity swap rate” that measures the annual fixed rate of interest payable on a hypothetical fixed-for-floating U.S. dollar interest rate swap transaction with a 30-year maturity. In such a hypothetical swap transaction, the fixed rate of interest, payable annually on an actual / 360 basis (i.e., interest accrues based on the actual number of days elapsed, with a year assumed to comprise 360 days), is exchangeable for a floating payment stream based on SOFR (compounded in arrears for twelve months using standard market conventions), also payable annually on an actual / 360 basis.
The 2-Year U.S. Dollar SOFR ICE Swap Rate (also referred to as a “Swap Rate” herein) is, on any swap business day, the fixed rate of interest payable on a U.S. dollar interest rate swap with a 2-year maturity that references SOFR (compounded in arrears for twelve months using standard market conventions), as reported on Bloomberg Screen USISSO02 Page (or such other page as may replace that page on such service, the “Designated Swap Rate Page”) as of approximately 11:00 a.m. New York City time on that swap business day, as determined by the Calculation Agent.
The 2-Year U.S. Dollar SOFR ICE Swap Rate is a “constant maturity swap rate” that measures the annual fixed rate of interest payable on a hypothetical fixed-for-floating U.S. dollar interest rate swap transaction with a 2-year maturity. In such a hypothetical swap transaction, the fixed rate of interest, payable annually on an actual / 360 basis (i.e., interest accrues based on the actual number of days elapsed, with a year assumed to comprise 360 days), is exchangeable for a floating payment stream based on SOFR (compounded in arrears for twelve months using standard market conventions), also payable annually on an actual / 360 basis.
For additional information about SOFR, see “Supplemental Information About SOFR” in this pricing supplement.
Swap Rate Fall Back Provisions
If a Swap Rate is not displayed by approximately 11:00 a.m., New York City time, on the Designated Swap Rate Page on any day on which the Swap Rate is to be determined (a “valuation date”), the Calculation Agent, after consulting such sources as it deems comparable to the Designated Swap Rate Page, or any source it deems reasonable from which to estimate the Swap Rate, will determine the Swap Rate for that day in its sole discretion.
Notwithstanding the foregoing, if the Calculation Agent determines in its sole discretion that a Benchmark Transition Event has occurred on or prior to a valuation date, the Calculation Agent will apply the following provisions:
• The Calculation Agent will determine an Alternative Swap Rate and, in its sole discretion, the effective date for such Alternative Swap Rate; and
• If an Alternative Swap Rate is determined in accordance with the preceding provisions, such Alternative Swap Rate will be the Swap Rate for any valuation date after the effective date for such Alternative Swap Rate (subject to the subsequent operation of the provisions of this section, and to adjustment as described herein). If the Calculation Agent determines that there is no such Alternative Swap Rate as of the valuation date, then the Calculation Agent, after consulting such sources as it deems comparable to the Designated Swap Rate Page, or any source it deems reasonable from which to estimate the Swap Rate, will determine the Swap Rate for that day in its sole discretion.
In addition, if the Calculation Agent determines in its sole discretion that a Benchmark Transition Event has occurred on or prior to a valuation date, the Calculation Agent will apply the following provisions:
• If the Calculation Agent determines that an Adjustment Formula should be applied to any relevant Swap Rate or Alternative Swap Rate and determines the Adjustment Formula, then such Adjustment Formula will be applied to such Swap Rate or Alternative Swap Rate, as applicable. If the Calculation Agent is unable to determine, prior to a valuation date, such Adjustment Formula, then such Swap Rate or Alternative Swap Rate will apply without an Adjustment Formula;
• The Calculation Agent may also specify changes to the terms of the Notes, including but not limited to the relevant Spread (if applicable), day count convention and screen page, definitions of Swap Business Day, Interest Determination Date, Final Valuation Date and/or the definition of the Swap Rate, and the method for determining the fallback rate in relation to the Swap Rate or Alternative Swap Rate, as applicable, in order to follow market practice in relation to the Swap Rate or Alternative Swap Rate, as applicable, and/or any Adjustment Formula. For the avoidance of doubt, consent of the holders of the Notes will not be required in connection with implementing any Alternative Swap Rate and/or any Adjustment Formula or such other changes, including for the execution of any documents, amendments or other steps by us, the trustee or the Calculation Agent (if required); and
• We will promptly, following the determination of any Alternative Swap Rate and/or any Adjustment Formula, give notice thereof to The Depository Trust Company, which will specify the effective date(s) for such Alternative Swap Rate and/or any Adjustment Formula, as applicable, and any consequential changes made to the terms of the Notes. We will also deliver a copy of such notice to the trustee for information purposes.
For the purposes of this section:
“Adjustment Formula” means a formula or methodology (including but not limited to a multiplier and/or a spread or formula or methodology for calculating a multiplier and/or spread) for calculating the Swap Rate or the Alternative Swap Rate (as applicable), which the Calculation Agent determines is required to be applied in order to reduce or eliminate, to the extent reasonably practicable in the circumstances, any economic prejudice or benefit (as applicable) to holders of the Notes as a result of the Benchmark Transition Event and is the formula or methodology which:
• the Calculation Agent determines is recognized or acknowledged as being in customary market usage in international debt capital markets transactions which reference the Swap Rate, where such rate has been replaced by the Alternative Swap Rate (if applicable); or
• if no such customary market usage is recognized or acknowledged, the Calculation Agent in its discretion (as applicable), determines to be appropriate.
“Alternative Swap Rate” means the rate that the Calculation Agent determines has replaced the Swap Rate in customary market usage in the international debt capital markets for the purposes of determining rates of interest in respect of bonds denominated in U.S. dollars, or, at the Calculation Agent’s sole discretion and election, if the Calculation Agent determines that there is no such rate, such other rate as the Calculation Agent determines is a commercially responsible replacement for the Swap Rate. In determining customary market usage for purposes of determining an Alternative Swap Rate, the Calculation Agent may take into account any guidance or recommendations relating to fallbacks for the Swap Rate from any Relevant Governmental Body.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Swap Rate:
(1) a public statement or publication of information by or on behalf of the administrator of the Swap Rate announcing that such administrator has ceased or will cease to provide the Swap Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Swap Rate;
(2) a public statement or publication of information by the regulatory supervisor for the administrator of the Swap Rate, the central bank for the currency of the Swap Rate, an insolvency official with jurisdiction over the administrator for the Swap Rate, a resolution authority with jurisdiction over the administrator for the Swap Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the Swap Rate, which states that the administrator of the Swap Rate has ceased or will cease to provide the Swap Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Swap Rate;
(3) a public statement or publication of information by the regulatory supervisor for the administrator of the Swap Rate announcing that the Swap Rate is no longer representative; or
(4) a determination by the Calculation Agent that the Swap Rate has been permanently or indefinitely discontinued.
“Relevant Governmental Body” means the relevant governmental body or agency with jurisdiction over the then-current Swap Rate or the administrator thereof.
Postponement of the Final Valuation Date
The Final Valuation Date will be postponed if that day is not a swap business day, in which case the Final Valuation Date will be the first following day that is a swap business day. In no event, however, will the Final Valuation Date be postponed by more than five business days. If the last possible Final Valuation Date is not a swap business day, that day will nevertheless be the Final Valuation Date, in which case the Swap Rate will be determined as described under “—Swap Rate Fall Back Provisions” above.
Historical Performance of the Swap Rates and the Swap Rate Spread
The first graph below sets forth the historical performances of the 30-Year U.S. Dollar SOFR ICE Swap and the 2-Year U.S. Dollar SOFR ICE Swap from November 18, 2021 through March 4, 2022. As of March 4, 2022, the 30-Year U.S. Dollar SOFR ICE Swap was 1.605% and the 2-Year U.S. Dollar SOFR ICE Swap was 1.346%. The second graph below sets forth the historical Swap Rate Spread (i.e., the difference between the 30-Year U.S. Dollar SOFR ICE Swap and the 2-Year swap rate) from November 18, 2021 through March 4, 2022.  As of March 4, 2022, the Swap Rate Spread was 0.259%. We obtained the historical information on the Swap Rates in this section from Bloomberg Professional® service, without independent verification. Historical performance of the Swap Rates and the Swap Rate Spread should not be taken as an indication of future performance. Future performance of the swap rates and the Swap Rate Spread may differ significantly from historical performance, and no assurance can be given as to the Swap Rates or the Swap Rate Spread during the term of the Notes, including on the Interest Determination Dates or Final Valuation Date.
You should note that publication of the Swap Rates began on November 18, 2021 and therefore have a limited history.

Historical Performance of the 30-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate— November 18, 2021 to March 4, 2022

Swap Rate (%)
2
1.8
1.6
1.4
1.2
1
0.8
0.6
0.4
0.2
0
11/18/2021
12/18/2021
1/18/2022
2/18/2022
30Y
2Y

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.
Historical Performance of the Swap Rate Spread— November 18, 2021 to March 4, 2022

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.
PS--20

SUPPLEMENTAL INFORMATION ABOUT SOFR
The Secured Overnight Financing Rate (“SOFR”) is published by the Federal Reserve Bank of New York (“FRBNY”) and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by Treasury securities. FRBNY reports that SOFR includes all trades in the Broad General Collateral Rate, plus bilateral Treasury repurchase agreement (“repo”) transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). SOFR is filtered by FRBNY to remove a portion of the foregoing transactions considered to be “specials.” According to FRBNY, “specials” are repos for specific-issue collateral which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.
FRBNY reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon, which currently acts as the clearing bank for the tri-party repo market, as well as General Collateral Finance Repo transaction data and data on bilateral Treasury repo transactions cleared through the FICC’s delivery-versus-payment service. FRBNY notes that it obtains information from DTCC Solutions LLC, an affiliate of DTCC.
FRBNY currently publishes SOFR daily on its website. FRBNY states on its publication page for SOFR that use of SOFR is subject to important disclaimers, limitations and indemnification obligations, including that FRBNY may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. Information contained in the publication page for SOFR is not incorporated by reference in, and should not be considered part of, this pricing supplement.
TAX CONSIDERATIONS
You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated Contingent Coupons” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.”
In determining our reporting responsibilities, if any, we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid financial contracts with associated contingent coupons and (ii) any Contingent Coupon payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated Contingent Coupons” in the accompanying prospectus supplement. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt.
Sale, exchange or redemption of a Note. Assuming the treatment described above is respected, upon a sale or exchange of the Notes (including upon early redemption or redemption at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes (assuming Contingent Coupon payments are properly treated as ordinary income, consistent with the position referred to above). Although not free from doubt, this gain or loss should be treated as capital gain or loss and should be short-term capital gain or loss unless you hold the Notes for more than one year, in which case the gain or loss should be long-term capital gain or loss whether or not you are an initial purchaser of the Notes at the issue price. The deductibility of capital losses is subject to limitations. If you sell your Notes between the time you accrue any portion of a Contingent Coupon payment and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the accrued portion of the Contingent Coupon payment. You should consult your tax advisor regarding this issue.
As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.
Non-U.S. holders. Insofar as we have responsibility as a withholding agent, we do not currently intend to treat Contingent Coupon payments to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the

accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

SUPPLEMENTAL PLAN OF DISTRIBUTION
We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.
Prohibition of sales to UK retail investors
The Notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the United Kingdom. For these purposes, a UK retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of UK domestic law by virtue of the EUWA (as amended, the “UK Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of UK domestic law by virtue of the EUWA (as amended, the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.
Prohibition of sales to EEA retail investors
The Notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For these purposes, an EEA Retail Investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended the “EU Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to Retail Investors in the European Economic Area has been prepared and therefore offering or selling such Notes or otherwise making them available to any Retail Investor in the European Economic Area may be unlawful under the EU PRIIPs Regulation.
The preceding discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.